SUPPLEMENT
(To Prospectus Dated May 21, 1996 and Prospectus Supplement Dated
February 3, 1998)


                   Structured Asset Securities Corporation
              Mortgage Pass-Through Certificates, Series 1998-1
                                 ___________

     Capitalized terms used but not defined herein have the meanings assigned to them in the Prospectus Supplement dated February 3, 1998 (the "Prospectus Supplement").

     The second sentence of the first paragraph under the heading "SUMMARY OF TERMS -- Distributions of Interest and Principal" on page S-7 of the Prospectus Supplement is hereby deleted and replaced with the following:

          The Interest Accrual Period applicable to the Class A1 and Class A2 Certificates will be the period beginning on the 28th day of the calendar month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, February 5, 1998) and ending on the 27th day of the month of the related Distribution Date.


     The third paragraph under the heading "DESCRIPTION OF THE CERTIFICATES -
- Distributions of Interest" on page S-20 of the Prospectus Supplement is hereby deleted and replaced with the following:

          The "Interest Accrual Period" for each Class of Certificates will be (i) in the case of Class A1 and Class A2 Certificates, the period beginning on the 28th day of the calendar month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, beginning on February 5, 1998) and ending on the 27th day of the month of the related Distribution Date, and (ii) in the case of the Class R1, Class R2, Class B1, Class B2, Class B3 and Class B4
     Certificates, the calendar month preceding the month of the related Distribution Date. The "Certificate Interest Rate" for each Class of Subordinate Certificates with respect to each Distribution Date will be a per annum rate equal to the Pool Rate for such Distribution Date.


               The date of this Supplement is May 5, 1998